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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



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                                    FORM 8-K



                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          Date of Report (date of earliest event reported) May 6, 2002


                              STEEL DYNAMICS, INC.

             (Exact name of registrant as specified in its charter)



            Indiana                       0-21719             35-1929476
(State or other jurisdiction of        (Commission           (IRS Employer
 incorporation or organization)        File Number)       Identification No.)


         6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804

              (Address of principal executive officers) (Zip Code)

       Registrant's telephone number, including area code:  260-459-3553

          (Former name or former address, if changed since last report)
                                 Not Applicable
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ITEM 5.  OTHER EVENTS

On April 16, 2002, the Registrant announced its preliminary unaudited financial results for the three months ended March 31, 2002. However, on May 6, 2002, the Registrant reached an understanding to settle the remaining lawsuit related to its terminated Thailand advisory transaction, which was outstanding on March 31, 2002, as described in Item III ("Legal Proceedings") of Registrant's Report on Form 10-K, filed March 28, 2002. The Registrant expects to enter into a settlement agreement shortly. Accordingly, Registrant is reflecting the settlement cost of $4.5 million, net of insurance proceeds, in its financial results for the first quarter 2002.

For the three months ended March 31, 2002, the Registrant had earnings of $1.6 million or $0.04 per diluted share. Annual sales revenue for the three months ended March 31, 2002 was $167 million, with consolidated shipments of 562,000 tons, as compared to sales revenue of $154 million with shipments of 482,000 tons during the same period in 2001. During the first quarter 2002, capital expenditures were $34 million and start-up costs were $5 million, all primarily related to the Registrant's structural and rail mini-mill.

As previously announced, Registrant refinanced its senior credit facilities during the first quarter of 2002. Extinguishing this debt resulted in a write-off of approximately $3.2 million of previously capitalized financing costs and other related expenses. The effect of this write-off on earnings for the first quarter was a reduction of approximately $0.04 per diluted share. The litigation settlement further reduced net income by approximately $0.06 per diluted share.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)   EXHIBITS

99.3 Steel Dynamics, Inc. Unaudited Consolidated Statements of Operations for the three months ended March 31, 2002.

ITEM 9.  REGULATION FD DISCLOSURE

Exhibit 99.3 annexed hereto is not filed but is furnished pursuant to Regulation FD.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

                                            STEEL DYNAMICS, INC.


Date:  May 10, 2002
                                            By:  /s/ Tracy L. Shellabarger
                                                ---------------------------
                                                Tracy L. Shellabarger
                                                Title:  Secretary


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                                INDEX TO EXHIBITS

Exhibit   Description

99.3 Steel Dynamics, Inc. Unaudited Consolidated Statements of Operations for the three months ended March 31, 2002.




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